Exhibit 99.1

Holly Energy Partners, L.P. Reports Third Quarter Earnings

November 3, 2004

Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported quarterly net income of $4.9 million ($0.34 per basic and diluted limited partners unit) for the period from July 13, 2004, inception of operations, to September 30, 2004. The Partnership commenced operations July 13, 2004 upon successful completion of its initial public offering and the concurrent contribution of certain assets from its predecessor entity.

Results of operations for the three-month and nine-month periods ended September 30, 2004 include the results of operations of Navajo Pipeline Co., L.P., the predecessor to Holly Energy Partners, L.P. up to July 12, 2004, at which time Holly Energy Partners, L.P. commenced operations. Historically, Holly Corporation did not record intra-company revenues on most of the operations of the predecessor, until January 1, 2004, nor did Holly Corporation allocate general and administrative costs to the predecessor entity. In addition, the results of operations of the predecessor entity include results of operations from certain crude oil and intermediate product pipelines that were not contributed to Holly Energy Partners, L.P. As a result, operating income (loss) and volumes are not comparable on a period-to-period basis.

Revenues of $14.1 million from the combined operations of the assets contributed to the Partnership for the three months ended September 30, 2004 were $5.8 million higher than the $8.3 million in the comparable period of 2003, primarily as a result of commencement of recording of revenues on intra-company transactions. During the quarter ended September 30, 2004, revenues from assets not contributed to the Partnership were down to $0.4 million from $1.3 million as a result of such revenues being included in the combined operations only through July 12, 2004. Refined product shipments on the Partnership’s pipeline system, excluding barrels moved pursuant to a fixed price lease section of pipeline, averaged 75.4 thousand barrels-per-day (“mbpd”) for the three months ended September 30, 2004 as compared to 72.4 mbpd for the comparable period ended September 30, 2003. Volumes shipped by Holly Corporation and it affiliates increased 6.5 mbpd largely as a result of the 15.0 mbpd expansion of the Navajo refinery that came on line in January 2004, while volumes shipped on the Rio Grande Pipeline decreased approximately 3.5 mbpd. Refined products terminalled in Partnership facilities for the comparable quarters rose from 131.1 mbpd in the 2003 third quarter to 139.2 mbpd in the 2004 third quarter. Net income increased to $6.0 million for the three months ended September 30, 2004 an increase of $5.6 from $0.4 million for the three months ended September 30, 2003, again primarily as a result of the change in recording intra-company revenues.

Revenues of $43.9 million from the combined operations of the assets contributed to the Partnership for the nine months ended September 30, 2004 were $26.4 million higher than the $17.5 million in the comparable period of 2003, primarily as a result of commencement of recording of revenues on intra-company transactions. During the nine months ended September 30, 2004, revenues from assets not contributed to the Partnership increased from $3.9 million to $7.9 million largely as a result of recording revenues on intermediate product pipelines, which are currently owned by Holly Corporation, and on which intermediate product pipelines we have a purchase option. Refined product shipments on the Partnership’s pipeline system, excluding barrels moved pursuant to a fixed price lease section of pipeline, averaged 80.3 mbpd for the nine months ended September 30, 2004 as compared to 60.7 mbpd for the comparable period ended September 30, 2003, as a result of the expansion of the Navajo refinery and the consolidation of the Rio Grande Pipeline in July 2003. Average volumes of products terminalled in Partnership facilities increased to 141.0 mbpd for the nine months ended September 30, 2004 from 103.9 mbpd in the comparable period of 2003. In addition to the above referenced increase in capacity of the Navajo refinery, the average volume was significantly impacted by the acquisition of the Woods Cross refinery by Holly Corporation in June 2003, which resulted in our acquisition of terminals and truck loading facilities in Utah, Idaho and Washington. Net income increased to $26.0 million for the nine month period ended September 30, 2004, an increase of $26.9 million from a loss of $0.9 million for the nine months ended September 30, 2003, again primarily as a result of the change in recording intra-company revenues.

“Reduced Holly volumes on our petroleum pipelines, said Matt Clifton, Chairman of the Board and Chief Executive Officer, due to the effects of unanticipated minor maintenance requirements and a refinery power outage at Holly’s Navajo refinery during the quarter coupled with anticipated lower seasonal propane volumes to Mexico on our Rio Grande pipeline somewhat limited third quarter results.”

“We are very pleased with the start of the fourth quarter where pipeline volumes from the Navajo refinery have substantially improved with the return of full refinery production levels and actual volumes shipped on the Rio Grande pipeline during the first month of the fourth quarter, as well as nominations for November have increased to the high winter demand levels anticipated. We are also pleased with the excellent operation of our assets to date and the number of organic and third-party growth opportunities that are being explored by our operating and corporate development staff.”

“Yesterday, we announced our first regular cash distribution for the third quarter of 2004 of $.435 per unit, based on the minimum quarterly cash distribution of $.50 prorated for the period since inception of operations, July 13, 2004, payable on all common, subordinated and general partner units. Our EBITDA for the third quarter was $6.7 million, and after subtracting interest expense of $237,000 and maintenance capital expenditures of $152,000, distributable cash flow for the quarter was $6.3 million. The pro rata distribution declared for the quarter of $.435 on all units amounts to $6.2 million.”

The Partnership has scheduled a conference call for November 4, 2004 at 10:00AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #1726547. Additionally, listeners may access the call through the Holly Energy Partners, L.P. website: www.hollyenergy.com. A link to the call will be posted at this website prior to November 4, 2004.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 51% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPG from West Texas to Northern Mexico.

Holly Corporation operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly Corporation also owns a majority interest (including the general partner interest) in Holly Energy Partners, L.P.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:

•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped or terminalled on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of inefficiencies or shutdowns of refineries utilizing our pipeline and terminal facilities;

•	The effects of government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Results of Operations (Unaudited)

Supplemental Data

For the period after completion of the initial public offering of limited partner interests in Holly Energy Partners, L.P. (“HEP”) on July 13, 2004, HEP results include only those assets contributed from Holly and its subsidiaries to HEP. The reported income numbers for the full periods include revenues and expenses related to crude oil pipelines and gathering system assets that were not contributed to HEP only through July 12, 2004. The following tables show separately our revenue and expense data, for the three and nine months ended September 30, 2004 for (i) the refined product pipeline and terminal assets that were contributed to HEP commencing on July 13, 2004, (ii) the predecessor’s operation of such assets through July 12, 2004 and (iii) the revenues and expenses for the crude system and intermediate pipeline assets that were not contributed to HEP by Holly and its subsidiaries.

	Three Months Ended September 30, 2004
				Crude
				Systems and
	Refined Product Pipelines and			Intermediate
	Terminals (1)			Pipelines (2)	Total (3)
	HEP	Predecessor	Total	Predecessor
	(In thousands)
Revenues:
Affiliates	$8,004	$1,253	$9,257	$393	$9,650
Third Parties	4,186	625	4,811	21	4,832

	12,190	1,878	14,068	414	14,482
Operating costs and expenses:
Operations	4,368	787	5,155	90	5,245
Depreciation and amortization	1,503	220	1,723	26	1,749
General and administrative	887	1	888	—	888

	6,758	1,008	7,766	116	7,882

Operating income	5,432	870	6,302	298	6,600

Interest income	9	7	16	—	16
Interest expense, including amortization	(301)	—	(301)	—	(301)
Minority interest in Rio Grande Pipeline Company	(281)	(43)	(324)	—	(324)

Net income	4,859	834	5,693	298	5,991

Add interest expense	237	—	237	—	237
Add amortization of deferred debt issuance costs	64	—	64	—	64
Subtract interest income	(9)	(7)	(16)	—	(16)
Add depreciation and amortization	1,503	220	1,723	26	1,749

EBITDA (4)	6,654	$1,047	$7,701	$324	$8,025

Subtract interest expense	(237)
Add interest income	9
Subtract maintenance capital	(152)

Distributable cash flow (6)	$6,274

	Nine Months Ended September 30, 2004
				Crude
				Systems and
	Refined Product Pipelines and			Intermediate
	Terminals (1)			Pipelines (2)	Total (3)
	HEP	Predecessor	Total	Predecessor
	(In thousands)
Revenues:
Affiliates	$8,004	$19,810	$27,814	$7,619	$35,433
Third Parties	4,186	11,880	16,066	275	16,341

	12,190	31,690	43,880	7,894	51,774
Operating costs and expenses:
Operations	4,368	11,257	15,625	2,280	17,905
Depreciation and amortization	1,503	3,550	5,053	433	5,486
General and administrative	887	1	888	—	888

	6,758	14,808	21,566	2,713	24,279

Operating income	5,432	16,882	22,314	5,181	27,495

Interest income	9	79	88	—	88
Interest expense, including amortization	(301)	—	(301)	—	(301)
Minority interest in Rio Grande Pipeline Company	(281)	(1,038)	(1,319)	—	(1,319)

Net income	4,859	15,923	20,782	5,181	25,963

Add interest expense	237	—	237	—	237
Add amortization of deferred debt issuance costs	64	—	64	—	64
Subtract interest income	(9)	(79)	(88)	—	(88)
Add depreciation and amortization	1,503	3,550	5,053	433	5,486

EBITDA (4)	$6,654	$19,394	$26,048	$5,614	$31,662

(1)	Revenue and expense items generated by the pipeline and terminal assets contributed to HEP. Amounts presented in the HEP column include only the activity for the period beginning on the formation date July 13, 2004. Amounts presented in the Predecessor column only include activity prior to July 13, 2004.

(2)	Revenue and expense items generated by the crude system and intermediate pipeline assets that were not contributed to HEP. Historically, these items have been included in the income of Navajo Pipeline, L.P. as predecessor, but are not included in the income of HEP beginning July 13, 2004.

(3)	Total income and expense items included in the Consolidated Combined Statements of Operations of HEP and its predecessor.

(4)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures and distributions. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

(5)	Maintenance capital expenditures are capital expenditures made in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(6)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts included in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Income (Loss) and Volumes

     The following tables present income (loss) and volume information for the three- and nine-month periods ended September 30, 2004 and 2003. Prior to January 1, 2004 we recorded pipeline tariff revenues only on FERC-regulated pipelines and terminal service fee revenues from third-party customers. No revenues from affiliates were recorded on non-FERC regulated pipelines and no terminal services fee revenues from affiliates were recorded for use of our terminal facilities. Commencing January 1, 2004 affiliate revenues have been recorded for all pipeline and terminal facilities included in our pipeline and terminal facilities. Additionally, data for the crude systems and intermediate pipelines are not included for any periods after July 12, 2004. As a result, the information included in the following tables of operating income (loss) and volumes are not comparable on a year-over-year basis.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(In thousands)
Revenues
Pipelines:
Affiliates	$6,947	$2,710	$21,046	$7,877
Third parties	4,030	4,699	13,552	7,835

	10,977	7,409	34,598	15,712

Terminals & truck loading racks:
Affiliates	2,310	—	6,769	—
Third parties	780	845	2,499	1,734

	3,090	845	9,268	1,734
Other	1	5	15	17

Total for refined product pipeline and terminal assets	14,068	8,259	43,881	17,463

Crude system and intermediate pipelines not contributed to HEP:
Lovington crude oil pipelines	167	1,304	3,325	3,874
Intermediate pipelines	247	—	4,568	—

Total for crude system and intermediate pipeline assets	414	1,304	7,893	3,874

Total revenues	14,482	9,563	51,774	21,337

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	5,156	6,238	15,625	14,482
Depreciation and amortization	1,723	1,734	5,053	3,303
General and administrative		888	—	888

	7,767	7,972	21,566	17,785
Crude system and intermediate pipelines not contributed to HEP:
Operations	89	903	2,280	4,292
Depreciation and amortization	26	209	433	625

	115	1,112	2,713	4,917

Total operating costs and expenses	7,882	9,084	24,279	22,702

Operating income (loss)	6,600	479	27,495	(1,365)
Other income (expense)	(285)	35	(213)	646
Minority interest in Rio Grande Pipeline Company	(324)	(160)	(1,319)	(160)

Net income	$5,991	$354	$25,963	$(879)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Volumes (bpd)
Pipelines:
Affiliates	62,186	55,673	64,186	55,039
Third parties — Rio Grande (1)	13,237	16,701	16,117	5,628
Third parties — Other	11,898	15,136	12,959	14,088

	87,321	87,510	93,262	74,755
Terminals & truck loading racks:
Affiliates	113,303	103,803	114,662	85,879
Third parties	25,925	27,273	26,333	18,013

	139,228	131,076	140,995	103,892

Total for refined product pipeline and terminal assets (bpd)	226,549	218,586	234,257	178,647

(1)	We began consolidating the results of Rio Grande as of June 30, 2003, when we increased our ownership from 25% to 70%. Therefore, the nine months ended September 30, 2003 includes volumes for only 92 days averaged over the full 273 days in the nine months.

Balance Sheet Data

	September 30,	December 31,
	2004	2003
	(Dollars in thousands)
Cash and cash equivalents	$15,880	$6,694
Working capital, excluding borrowings under credit agreement (1)	$17,780	$(18,330)
Total assets	$102,601	$140,425
Borrowings under credit agreement	$25,000	$-0-
Partners’ equity	$61,413	$68,860
Total debt to capitalization ratio (1)	28.9%	n.a.

(1)	The total debt to capitalization ratio is calculated by dividing total debt, including borrowings under the revolving credit agreement, by the sum of total debt, including borrowings under the revolving credit agreement, and partners’ equity. Short-term debt to Holly Corporation of $30,082,000 is included in the working capital amount at December 31, 2003.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
    Chief Financial Officer
M. Neale Hickerson, Vice President,
    Treasury and Investor Relations
Holly Energy Partners
214/871-3555